Exhibit 99.1

Gulfport Energy Reports Third Quarter 2022 Financial and Operating Results

OKLAHOMA CITY (November 1, 2022) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operating results for the three months ended September 30, 2022 and provided an update on its 2022 development plan and financial guidance.

Third Quarter 2022 and Recent Highlights

●	Delivered total net production of 914.9 MMcfe per day

●	Completed four-well Extreme pad in the Utica and brought online at a combined gross peak production rate of approximately 140 MMcfe per day

●	Reported $18.5 million of net loss and $172.7 million of adjusted EBITDA(1)

●	Generated $167.9 million of net cash provided by operating activities and $11.1 million of free cash flow(1)

●	Reaffirmed borrowing base of $1.0 billion with elected commitments to remain at $700 million

●	Returned approximately $232.8 million of capital to shareholders through the repurchase of approximately 2.7 million shares of common stock through October 27, 2022

●	Issued 2022 Corporate Sustainability Report and remain committed to delivering clean, low-carbon energy in a safe, environmentally responsible manner

“The third quarter marked the most active quarter of Gulfport’s 2022 operational plan, as we completed 18 wells across our operating areas. Our third quarter production came in as expected, turning to sales nine wells in total, six of which occurred during September providing minimal production uplift for the quarter. Our base production and 2022 turn in lines continue to perform at or above expectations and we remain on track to bring online an additional 11 wells during the fourth quarter. We forecast a strong quarter over quarter production increase of more than 15%, and we reiterate our previously provided production guidance,” commented Tim Cutt, CEO of Gulfport.

“To improve the efficiency of our 2023 development program, we have elected to add a top hole drilling rig in the Utica during the fourth quarter of 2022. This will accelerate our drilling program as we enter 2023 and begin drilling seven additional wells during 2022. The accelerated activity will enable us to execute a continuous completion program in the Utica, eliminating the risk of releasing crews in today’s tight service market and providing the opportunity for increased efficiencies and cost savings. This additional capital, coupled with the recent decrease in commodity prices and widening of basis differentials, has resulted in an update to our full year 2022 free cash flow guidance to approximately $300 million.”

“We continue to prioritize the return of capital to our shareholders through common stock repurchases, repurchasing a total of 2.7 million shares since initiating the program, reducing our outstanding common shares by over 10% compared to the start of the program. Consistent with 2022, we expect to return our 2023 free cash flow to shareholders, excluding acquisitions, while maintaining a conservative leverage ratio.”

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.	A non-GAAP financial measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

2022 Corporate Sustainability Report

Gulfport today released its 2022 Corporate Sustainability Report. The report is a direct reflection of Gulfport’s continuous improvement culture and incorporates numerous ESG data points. The Company continues prioritizing the delivery of low-emission hydrocarbons the world needs while maintaining our position as a responsible producer. The report is available at gulfportenergy.com/sustainability.

Common Stock Repurchase Program

Gulfport’s Board of Directors previously authorized the Company to repurchase up to $300 million of its outstanding shares of common stock. Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions, and will be subject to available liquidity, market conditions, credit agreement restrictions, applicable legal requirements, contractual obligations and other factors. The repurchase program does not require the Company to acquire any specific number of shares. The Company intends to purchase shares under the repurchase program opportunistically with available funds while maintaining sufficient liquidity to fund its capital development program. The repurchase program may be suspended from time to time, modified, extended or discontinued by the board of directors at any time.

As of October 27, 2022, the Company had repurchased approximately 2.7 million shares of common stock at a weighted-average share price of $87.37 during 2022, totaling approximately $232.8 million in aggregate.

Operational Update

The table below summarizes Gulfport’s operated drilling and completion activity for the third quarter of 2022:

	Quarter Ended September 30, 2022
	Gross	Net	Lateral Length
Spud
Utica	4	3.8	17,950
SCOOP	—	—	—

Drilled
Utica	3	2.6	14,250
SCOOP	2	1.5	10,150

Completed
Utica	12	11.7	15,000
SCOOP	6	3.7	10,200

Turned-to-Sales
Utica	7	6.8	14,850
SCOOP	2	1.2	10,000

Gulfport’s net daily production for the third quarter of 2022 averaged 914.9 MMcfe per day, primarily consisting of 615.6 MMcfe per day in the Utica and 299.2 MMcfe per day in the SCOOP. For the third quarter of 2022, Gulfport’s net daily production mix was comprised of approximately 89% natural gas, 8% natural gas liquids (“NGL”) and 3% oil and condensate.

Successor
Three Months Ended September 30, 2022
Production
Natural gas (Mcf/day)	815,660
Oil and condensate (Bbl/day)	4,366
NGL (Bbl/day)	12,172
Total (Mcfe/day)	914,888
Average Prices
Natural Gas:
Average price without the impact of derivatives ($/Mcf)	$7.80
Impact from settled derivatives ($/Mcf)	(4.72)
Average price, including settled derivatives ($/Mcf)	$3.08
Oil and condensate:
Average price without the impact of derivatives ($/Bbl)	$89.75
Impact from settled derivatives ($/Bbl)	(22.49)
Average price, including settled derivatives ($/Bbl)	$67.26
NGL:
Average price without the impact of derivatives ($/Bbl)	$39.61
Impact from settled derivatives ($/Bbl)	(2.53)
Average price, including settled derivatives ($/Bbl)	$37.08
Total:
Average price without the impact of derivatives ($/Mcfe)	$7.91
Impact from settled derivatives ($/Mcfe)	(4.35)
Average price, including settled derivatives ($/Mcfe)	$3.56
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.18
Taxes other than income ($/Mcfe)	$0.20
Transportation, gathering, processing and compression expense ($/Mcfe)	$1.06
Recurring cash general and administrative expenses ($/Mcfe) (non-GAAP)	$0.12
Interest expenses ($/Mcfe)	$0.18

Capital Investment

Capital investment was $141.4 million (on an incurred basis) for the third quarter of 2022, of which $133.3 million related to drilling and completion (“D&C”) activity and $8.1 million related to leasehold and land investment.

For the nine-month period ended September 30, 2022, capital investment was $346.7 million (on an incurred basis), of which $322.5 million related to D&C activity and $24.2 million to leasehold and land investment.

Financial Position and Liquidity

As of September 30, 2022, Gulfport had approximately $8.3 million of cash and cash equivalents, $179.0 million of borrowings under its credit facility, $113.2 million of letters of credit outstanding and $550 million of outstanding 2026 Senior Notes.

Gulfport’s liquidity at September 30, 2022, totaled approximately $416 million, comprised of the $8.3 million of cash and cash equivalents and approximately $407.8 million of available borrowing capacity under its credit facility.

In September 2022, the company paid approximately $1.3 million in cash dividends on its preferred stock.

Fall Borrowing Base Redetermination

On October 31, 2022, Gulfport completed its semi-annual borrowing base redetermination during which the borrowing base was reaffirmed at $1.0 billion with the elected commitments to remain at $700 million.

Updated Full Year 2022 Guidance

Gulfport has updated its forecasted capital expenditures for D&C activity to include the addition of a top hole drilling rig in the Utica during the fourth quarter of 2022. This increased level of activity will allow for Gulfport to execute a continuous completion program during 2023, ultimately providing the opportunity for increased efficiencies and cost savings. Including this incremental activity, Gulfport now expects to invest in approximately $415 million on D&C capital during 2022. The Company continues to finalize the details of its 2023 development plan but assuming approximately 1.5 rigs in the Utica and a continuous rig program in the SCOOP, we are currently forecasting an increase of less than 5% in D&C capital for 2023 over 2022.

Gulfport has updated its guidance for its expected realized natural gas differential, before hedges, to $(0.30) to $(0.40) off NYMEX from a range of $(0.15) to $(0.25) previously. The widening differential is driven by actual settled prices during the months of September and October as well as current expectations for the remainder of the fourth quarter of 2022.

Taking into account the previously mentioned updates, Gulfport has also updated its free cash flow guidance for the year to approximately $300 million.

Gulfport’s 2022 guidance assumes commodity strip prices as of October 10, 2022, adjusted for applicable commodity and location differentials, and no property acquisitions or divestitures.

	Year Ending
	December 31, 2022
	Low	High
Production
Average daily gas equivalent (MMcfepd)	975	1,000
% Gas	~90%

Realizations (before hedges)
Natural gas (differential to NYMEX settled price) ($/Mcf)	$(0.30)	$(0.40)
NGL (% of WTI)	45%	55%
Oil (differential to NYMEX WTI) ($/Bbl)	$(3.00)	$(4.00)

Operating costs
Lease operating expense ($/Mcfe)	$0.16	$0.18
Taxes other than income ($/Mcfe)	$0.15	$0.17
Transportation, gathering, processing and compression(1) ($/Mcfe)	$0.96	$1.00
Recurring cash general and administrative(2,3) (in millions)	$42	$44

(1)	Assumes rejection of Rover firm transportation agreement.
(2)	Recurring cash G&A includes capitalization. It excludes non-cash stock compensation and expenses related to certain legal and restructuring charges.

Total
Capital expenditures (incurred)	(in millions)
D&C	$415
Leasehold and land	35
Total	$450

Free cash flow(3)	$300

(3)	This is a non-GAAP measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Derivatives

Gulfport enters into commodity derivative contracts on a portion of its expected future production volumes to mitigate the Company’s exposure to commodity price fluctuations. For details, please refer to the “Derivatives” section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

Third Quarter 2022 Conference Call

Gulfport will host a teleconference and webcast to discuss its third quarter of 2022 results beginning at 9:30 a.m. ET (8:30 a.m. CT) on Wednesday, November 2, 2022.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-373-3408 domestically or 412-902-1039 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from November 3, 2022 to November 17, 2022, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13731701.

Financial Statements and Guidance Documents

Third quarter of 2022 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent, natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica formation and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, inflation, share repurchases and other return of capital plans, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value, the rejection of certain midstream contracts and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2021 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.gulfportenergy.com/investors/sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls.  Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors.  It is possible that the financial and other information posted there could be deemed to be material information.  The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550

Media Contact

Reevemark

Hugh Burns / Paul Caminiti / Nicholas Leasure

212-433-4600